Exhibit 10.03

II-VI INCORPORATED

DEFERRED SHARE AWARD

Granted to:	No. of shares of II-VI Incorporated
Social Security #:	Common Stock:

Grant Date:

THIS DEFERRED SHARE AWARD is granted by II-VI Incorporated, a Pennsylvania corporation (the “Company” or “II-VI”), to you (“Recipient”), a director, employee or consultant of the Company or one of its subsidiaries, pursuant to the terms and conditions of the II-VI Incorporated 2005 Omnibus Incentive Plan, as amended from time to time (the “Plan”), a summary of which has been delivered to you. This document shall constitute an Award Agreement as that term is defined in the Plan. The Company recognizes the value of your continued service as a key employee and has awarded you this deferred share award under the Plan, subject to the following terms and conditions:

1. Deferred Share Award. The Company hereby grants to Recipient an award of the above stated number of shares of II-VI Common Stock, no par value, subject to the conditions set forth herein. Such shares are hereinafter referred to as the “Deferred Shares.”

1.1. Vesting. The Deferred Shares shall vest and become transferable, pursuant to the terms of the Plan, as follows: [DESCRIBE VESTING SCHEDULE – e.g., twenty percent (20%) of the total number of Restricted Shares shall vest and become transferable on each of the first, second, third, fourth and fifth anniversaries of the Grant Date].

1.2. Delivery of Shares. Unless Recipient has elected to defer receipt of the Deferred Shares in accordance with Section 1.3, and except as otherwise provided in Section 1.4, the Company shall cause a stock certificate representing the vested portion of the Deferred Shares to be transferred to Recipient on each date on which Deferred Shares vest, or as soon as administrative feasible thereafter (but in no event later than 15th of third month following such vesting date).

1.3. Deferral. Recipient may elect in writing on or before the date that is twelve (12) months prior to the date on which the Deferred Shares vest, or such earlier date as may be designated by the Company (the “Latest Deferral Date”) in order to satisfy the deferral election requirements of Section 409A of the Internal Revenue Code (the “Code”), to defer the issuance of all or a part of such vested Deferred Shares. Any such election shall: (1) specify the date of issuance for the Deferred Shares, which shall not be earlier than the fifth anniversary of the original payment date or such other minimum deferral period as may be designated by the Company in order to satisfy the deferral election requirements of Section 409A of the Code; and (2) comply with all other applicable deferral election requirements of Section 409A of the Code.

1.4. Termination of Employment; Change in Control. Upon termination of Recipient’s employment with or service to the Company and its subsidiaries for reasons other than (i) early, normal or late retirement as those terms are defined in the Company’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Code, any Deferred Shares which had been granted to Recipient and which have not yet become vested and transferable as of the date of Recipient’s termination shall be immediately forfeited by Recipient. In the event of the termination of Recipient’s employment or other service to the Company or its subsidiaries upon (i) early, normal or late retirement as those terms are defined in the Company’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Code, any unvested Deferred Shares shall immediately vest and become transferable and, unless Recipient has elected pursuant to Section 1.3 to defer issuance to a later date, the Company shall issue such Deferred Shares to Recipient or Recipient’s estate, as the case may be, within ten (10) business days of the termination of Recipient’s employment with or service to the Company and its subsidiaries. Upon a Change in Control (as defined in Section 8 below), all Deferred Shares that have not yet vested shall immediately vest and become transferable and, unless Recipient has elected pursuant to Section 1.3 to defer issuance to a later date, the Company shall issue such Deferred Shares to Recipient within ten (10) business days of the consummation of the Change in Control. Notwithstanding anything in this Section 1.4 to the contrary, the Deferred Shares shall not be issued to Recipient until six (6) months after his termination of employment to the extent required by Section 409A(a)(2)(B)(i) of the Code.

2. Limitation of Rights; Dividend Equivalents. Recipient (i) shall not have any right to transfer any rights under the Deferred Shares except as permitted by Section 3 below, (ii) shall not have any rights of ownership of the shares of the Company’s Common Stock subject to the Deferred Shares before the issuance of such shares, and (iii) shall not have any right to vote such shares. Recipient, however, shall receive a cash payment equal to the cash dividends paid on shares underlying outstanding Deferred Shares if and when cash dividends are paid to shareholders of the Company (but in no event later than March 15th of the calendar year following the calendar year in which such cash dividends are paid).

3. Compliance with Laws. No deferred share certificates shall be delivered in the sole discretion of the Company: (a) if such exercise or delivery would constitute a violation of any provision of, or any regulation or order entered pursuant to, any law purporting to regulate wages, salaries or compensation; or (b) if any requisite approval, consent, registration or other qualification of any stock exchange or quotation system upon which the securities of the Company may then be listed, the Securities and Exchange Commission or other governmental authority having jurisdiction over the exercise of the Option or the issuance of shares pursuant thereto, shall not have been secured.

4. Nontransferability. Except as otherwise provided in the Plan, the Deferred Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Deferred Shares violation of this paragraph or the Plan shall render this Award null and void.

5. Adjustments. The number of shares covered by the Deferred Shares and, if applicable, the kind of shares covered by the Deferred Shares, shall be adjusted to reflect any stock dividend, stock split, or combination of shares of the Company’s Common Stock. In addition, the Committee may make or provide for such adjustment in the number of shares covered by the Deferred Shares, and the kind of shares covered the Deferred Shares, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Recipient’s rights that otherwise would result from (a) any exchange of shares of the Company’s Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin–off, spin–out, split–off, split–up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Deferred Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Deferred Shares so replaced.

6. Fractional Shares. The Company shall not be required to issue any fractional shares pursuant to this Award, and the Committee may round fractions down.

7. Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Deferred Shares and any cash dividend equivalents paid thereon. Such payment shall be made in full, at Recipient’s election, in cash or check, or by the tender of previously acquired shares of the Company’s Common Stock (including Deferred Shares then vested and immediately deliverable under this Award). Deferred Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s Common Stock on the date such withholding obligation arises.

8. Plan Provisions. In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Award and the Plan, the Plan shall control.

9. Change in Control. For purposes of this Award, “Change in Control” means (i) the consummation of any merger or consolidation as a result of which the common stock of the Company shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of substantially all of the assets of the Company; or (ii) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than a majority of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

10. Notice. Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or by overnight carrier, to the Company at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

, or to Recipient at his most recent home address on record with the Company. Notices are effective upon receipt.

11. No Continued Rights. The granting of this Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with the Company or any of its subsidiaries, nor shall it interfere in any way with any right that the Company or any of it’s subsidiaries would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her services at any time.

12. Rights Unsecured. The Company shall remain the owner of all amounts deferred by Recipient pursuant to Section 1.3 and Recipient shall have only the Company’s unfunded, unsecured promise to pay. The rights of Recipient hereunder shall be that of an unsecured general creditor of the Company and Recipient shall not have any security interest in any assets of the Company.

13. Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

14. Controlling Law. The validity, construction and effect of this Award will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws. Recipient and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of the Commonwealth of Pennsylvania. Recipient and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

15. Entire Agreement. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to this Award, except that this Award shall be subject to the terms and conditions set forth in any employment agreement between Recipient and Company. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

16. Captions. Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

17. Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

18. Section 409A of the Code. This Award is intended to satisfy all applicable requirements of Section 409A of the Code and shall be construed accordingly. The Company in its discretion may delay the issuance of Deferred Shares, impose conditions on the timing and effectiveness of any deferral election made by Recipient, or take any other action it deems necessary to comply with the requirements of Section 409A, including amending the Award, without Recipient’s consent, in any manner it deems necessary to cause the Award to comply with the applicable requirements of Section 409A. Notwithstanding, Recipient recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

WITNESS	II-VI INCORPORATED

By:
[name]		[name]
[title]		[title]
(Corporate Seal)

WITNESS		RECIPIENT

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